                                   EXHIBIT 18

                           PLAN PURSUANT TO RULE 18f-3

                  THE BRENTON U.S. GOVERNMENT MONEY MARKET FUND
                                  (THE "FUND")

                                   A SERIES OF
                               THE COVENTRY GROUP
                                  (THE "TRUST")

                           PLAN PURSUANT TO RULE 18f-3
                                    UNDER THE
                         INVESTMENT COMPANY ACT OF 1940


         I.       Introduction
                  ------------

         As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the Fund, including the separate class arrangements for shareholder services and/or distribution of shares, as applicable, the method for allocating expenses to classes and related conversion features or exchange privileges applicable to the classes.

         Upon the effective date of this Plan, the Trust, on behalf of the Fund, elects to offer multiple classes of shares of the Fund, as described herein, pursuant to Rule 18f-3 and this Plan.

         II.      The Multi-Class System
                  ----------------------

         The Fund shall offer two classes of shares, Class M and Class S. Shares of each class of the Fund shall represent an equal PRO RATA interest in the Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation;
(b) each class of shares shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class M and Class S shares shall have the features described in Sections A, B, C and D, below.

                  A.       Sales Charge Structure
                           ----------------------

                           1. CLASS M SHARES. Class M shares of the Fund shall
be offered without the imposition of either a front-end sales charge or a contingent deferred sales charge provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for the Fund, and Class M shares include, but are not limited to, the shares of the Fund that were outstanding on the date that this Plan became effective. Class M shares shall be distinguished from Class S shares by the relative rates of fees under the distribution plans (see below) applicable to each class.

                           2. CLASS S SHARES. Class S shares of the Fund shall
be offered without the imposition of either a front-end sales charge or a contingent deferred sales charge provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for the Fund. Class S shares shall be distinguished from Class M shares by the relative rates of fees under the distribution plans (see below) applicable to each class.

                  B.       Distribution Plans
                           ------------------

         The Trust has adopted distribution plans pursuant to Rule 12b-1 with respect to the Fund and each class of shares, containing the following terms:

                           1. CLASS M SHARES. Class M shares of the Fund shall
reimburse the Distributor for costs and expenses incurred in connection with distribution, servicing and marketing of shares of the Fund, as provided in the distribution plan, subject to an annual limit of 0.50% of the average daily net assets of the Fund attributable to its Class M shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

                           2. CLASS S SHARES. Class S shares of the Fund shall
reimburse the Distributor for costs incurred in connection with the distribution, servicing and marketing of shares of the Fund as provided in the Class S distribution plan, subject to an annual limit of 0.75% of the average daily net assets of the Fund attributable to its Class S shares.

                  C.       Allocation of Income and Expenses
                           ---------------------------------

                           1.       General

                           The gross income, realized and unrealized capital
gains and losses and expenses (other than Class Expenses, as defined below) of the Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund unless the Trustees determine to use another method that (a) is specifically permitted by Rule 18f-3 or (b) is appropriate and is determined by the Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust ("Independent Trustees"), to be fair to the shareholders of each class and to provide an annualized rate of return for each class that generally differs from that of any other class only by the expense differentials among the classes. Expenses to be so allocated also include expenses of the Trust that are allocated to the Fund and are not attributable to another fund in the Trust ("Trust Expenses") and expenses of the Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, certain Trustees' fees, insurance costs and certain legal fees incurred generally on behalf of the Trust. Fund Expenses include, but are not limited to, certain registration and notice filing fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

                  2.       Class Expenses
                           --------------

         Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments pursuant to the distribution plan by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration and notice filing fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses only if they are actually incurred in a different amount by a class, or if a class receives services of a different kind or to a different degree than another class. It is intended that expenses will be allocated as Class Expenses only to the extent consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

         In the event a particular expense is no longer reasonably or legally allocable by class or to a particular class, it shall be treated as a Trust Expense, or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

         The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" of the Fund, as defined in the 1940 Act.

                  3.       Waivers or Reimbursements of Expenses
                           -------------------------------------

         Expenses may be waived or reimbursed by the Adviser, the Sub-Adviser, the Distributor or any other provider of services to the Trust or the Fund without the prior approval of the Board of Trustees.

         D.       Exchange Privileges
                  -------------------

         Shareholders of the Fund may exchange shares of a particular class for shares of the same class in the other Brenton Mutual Funds, as applicable, at relative net asset value, provided the shares to be acquired in the exchange are permitted to be sold in the shareholder's state of residence and subject to the applicable requirements as to minimum amount.

         E.       Board Review
                  ------------

                  1.       Initial Approval
                           ----------------

         The Board of Trustees, including a majority of the Independent Trustees, at a meeting held May 13, 1998, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and the Fund. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

                  2.       Approval of Amendments
                           ----------------------

         The Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and the Fund. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

                  3.       Periodic Review
                           ---------------

         The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

         F.       Contracts
                  ---------

         Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

         G.       Effective Date
                  --------------

         The Plan, having been reviewed and approved by the Board of Trustees and by a majority of the Independent Trustees as indicated in Section E1 of the Plan, shall take effect as of July 31, 1998.

         H.       Amendments
                  ----------

         The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section E2 of the Plan.